Exhibit 99.1

JPMorgan Chase & Co.
270 Park Avenue, New York, NY 10017-2070
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMorgan Chase elects Mellody Hobson to Board of Directors; Crandall Bowles to retire from Board in May

New York, March 20, 2018 - JPMorgan Chase (NYSE: JPM) announced today that its Board of Directors has elected Mellody Hobson, 48, a director of the company, effective tomorrow.  Ms. Hobson will also join the boards of JPMorgan Chase Bank, N.A., Chase Bank USA, N.A. and JPMorgan Chase Holdings LLC.  The company also announced today that Crandall C. Bowles, 70, has decided to retire from the Board, and will not stand for reelection in May.

Mellody Hobson has served as President of Ariel Investments, LLC, a Chicago-based investment management firm, since 2000.  In addition, she serves on the Boards of Starbucks Corporation and The Estée Lauder Companies, Inc.  Ms. Hobson also works with a number of civic, non-profit and professional organizations, acting as a Director of the Chicago Public Education Fund; Chairman of After School Matters, which provides Chicago teens with high quality out-of-school time programs; Director of the Economic Club of Chicago; Board member of the George Lucas Education Foundation, and many other organizations.  She is a champion of financial literacy and investor education, serving as a regular commentator for CBS News, Black Enterprise magazine, and other media outlets.

“Mellody Hobson is one of the most highly respected and knowledgeable leaders in business today, with valuable experience in corporate governance, financial markets, communications and leadership.  We are extremely fortunate to attract such an outstanding director to our firm, and we are looking forward to working with Mellody and learning from her,” said Jamie Dimon, Chairman and Chief Executive Officer of JPMorgan Chase.

Mellody Hobson said, “JPMorgan Chase is one of the most dynamic, successful companies in the world today -- impacting the financial lives of millions of people and doing so with integrity and expertise.  I’m very excited about bringing my knowledge and experience to the company and helping make it an even more valuable resource for its customers and communities.”

Crandall Bowles, Chairman Emeritus of the Springs Company, has decided to retire from the Board in May.  Ms. Bowles has served the company with distinction since 2006 and most recently acted as the Chair of the Board’s Public Responsibility Committee and a Member of its Audit Committee.  Jamie Dimon said, “The Board and I have greatly appreciated Crandall’s excellent judgment, valuable perspective and her many contributions to our company.  I’m going to miss Crandall greatly - she made us a better company, and we wish her all the best for the future.”

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investor Contact:	Jason Scott	212-270-7325	Media Contact:	Joseph Evangelisti	212-270-7438